Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated March 25, 2025 in the Registration Statement on Form S-1, under the Securities Act of 1933 with respect to the consolidated balance sheets of AsiaFIN Holdings Corp. and its subsidiaries (collectively the “Company”) as of December 31, 2024 and 2023 and the related consolidated statements of operations and comprehensive loss, consolidated statement of stockholders’ equity, and consolidated statement of cash flows for the year ended December 31, 2024 and 2023, and the related notes included herein.

We also consent to the reference to us under the heading “Experts” in such Registration Statements.

/s/ JP Centurion & Partners PLT

JP Centurion & Partners PLT (PCAOB: 6723)

Kuala Lumpur, Malaysia

November 24, 2025